Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL STEEL GROUP TO ESTABLISH
$19.9 MILLION TRUST FUND FOR WATER TREATMENT AT FORMER
BETHLEHEM STEEL MINE SITES IN PENNSYLVANIA

RICHFIELD, Ohio – June 17, 2004 – International Steel Group Inc. (NYSE: ISG) today announced that it has reached an agreement with the Commonwealth of Pennsylvania and its Department of Environmental Protection (DEP) to create a $19.9 million trust fund, which will be funded over the next several years to finance continual treatment of polluted mine pool discharges in Cambria, Somerset and Butler counties in Pennsylvania. The discharges come from seven underground mines and three coal refuse areas formerly operated by Bethlehem Steel Corp. and its subsidiary, BethEnergy Mines Inc. ISG acquired the mines and substantially all other assets of Bethlehem Steel in 2003.

          ISG President and CEO Rodney Mott said, "We are very pleased to complete this agreement with Pennsylvania. This agreement protects the environment and provides a cost-effective plan for ISG as the new owner of these sites. This is important in helping to define the role of our substantial Pennsylvania coal reserves in the context of ISG’s overall, long-term raw material strategy."

          State officials had originally estimated the need for a $47 million fund to treat the mine water, but operational improvements and efficiencies recommended by ISG, and endorsed by DEP, reduced the amount to $19.9 million. ISG has already funded about $2.6 million in an escrow account and expects to fund the balance over the next several years. ISG has recognized these amounts in its recorded environmental liabilities.

About International Steel Group Inc.
International Steel Group Inc. is the largest integrated steel producer in North America, based on steelmaking capacity. The Company has the capacity to cast approximately 21 million tons of steel products annually. It ships a variety of steel products from 12 major steel producing and finishing facilities in seven states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit www.intlsteel.com.

Forward-Looking Statements
Statements in this release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "estimate," or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management’s best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; actions by domestic and foreign competitors; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting ISG’s workforce or the steel industry generally; and ISG’s ability to integrate the assets of Weirton into the ISG operations. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG’s Annual Report on Form 10-K for the year ended December 31, 2003 and in ISG’s other reports filed with the Securities and Exchange Commission.

Contact:	Brian Kurtz Vice President, Finance & Treasurer International Steel Group Inc. 330/659-9100